Exhibit 99.1

NEWS BULLETIN	RE:
FROM:

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Kim Forster	Laurie Berman	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

May 5, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES OPENING

OF A NEW PAT & OSCAR’S RESTAURANT

SHERMAN OAKS, Calif. — May 5, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that its Pat & Oscar’s division has opened a new restaurant in San Bernardino, California. This is the second restaurant to open during the Company’s 2004 fiscal year, which ended on May 2nd, and expands the brand’s presence in Southern California’s Inland Empire to four locations. “The two Pat & Oscar’s we opened this fiscal year have a lot in common. Most importantly, they’re delivering strong sales. This reflects the brand’s growing name recognition outside of the San Diego area, as well as the quality of the real estate. As we’ve expanded, we’ve continued to refine our site selection criteria. Both of our new restaurants are freestanding and are high-visibility sites on high-traffic thoroughfares. Their performance validates our selection process and our willingness to slow our pace of expansion in order to get the right sites,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts. The Company expects to open two to three new Pat & Oscar’s in its 2005 fiscal year.

The Company also announced that it has closed its sole Phoenix-area location. As the only Pat & Oscar’s operating outside of California, the restaurant was geographically isolated from the rest of the chain and did not mature to the Company’s target level of profitability. The restaurant was fully reserved for and no write-off was taken at its closure. “We inherited this particular location when we acquired the brand. With less than two years left on the lease, and knowing what we do now, we wouldn’t select that site today. However, we continue to believe that Phoenix is a viable market for the Pat & Oscar’s concept, and it’s a market we will consider when we begin to expand outside of California,” concluded Mr. Boppell.

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 311 Sizzler® restaurants worldwide, 112 KFC® restaurants primarily located in Queensland, Australia, and 22 Pat & Oscar’s®.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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